Exhibit 99.1

Casey’s Announces Public Accounting and Governance Leader
Maria Castañón Moats to Join its Board of Directors on July 1, 2024

ANKENY, Iowa, June 11, 2024 – (Business Wire) – Casey’s General Stores, Inc. (Nasdaq: CASY), the third largest convenience retailer and fifth largest pizza chain in the United States, today announced the appointment of Maria Castañón Moats to its Board of Directors (the “Board”), effective as of July 1, 2024, following her retirement from PricewaterhouseCoopers, LLP (PwC) on June 30, 2024. Her addition to the Board will bring the number of directors from ten to eleven. Ms. Castañón Moats has over 30 years of public accounting experience along with significant leadership roles at PwC in the areas of assurance services and corporate governance.

“We are excited to welcome Maria to the Board in July as she will add deep financial, accounting and governance acumen to our current board capabilities. Her leadership experience in these areas will benefit Casey’s, the Board and its shareholders immensely,” said Darren Rebelez, Casey’s Board Chair, President and CEO.

Ms. Castañón Moats is currently a partner and the leader of PwC’s Governance Insights Center. She held previous leadership roles at PwC as its Vice-Chair, Mexico & US Assurance Leader from 2016 to 2019, where she oversaw PwC’s national assurance practice, and as its Chief Diversity Officer from 2011 to 2016. Throughout her career, Ms. Castañón Moats has regularly provided accounting, financial reporting, investigations and M&A services to both private and public clients across the retail, consumer and industrial products industries.

Ms. Castañón Moats is a Certified Public Accountant (licensed in Texas and New York), is fluent in Spanish and is a graduate of The University of Texas at El Paso with a BBA in Accounting.

About Casey’s
Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,600 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 446-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com